Limited Shares: Christine Ay Tjoe

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LIMITED SHARES



Christine Ay Tjoe

Unknown Shoots 01 (2020)

100%
of works positively appraised since offered
(6 Artworks)

40%
Artist Record Price Growth
('06-'25)

99% PROGRESS

INVEST NOW

MASTERWORKS